WC-318404

Certificate Of Incorporation

*I, **JOY A. RANKINE** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Helicopter Finance Ltd.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 9th day of January Two Thousand Seventeen

Given under my hand and Seal at George Town in the Island of Grand Cayman this 9th day of January Two Thousand Seventeen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 282140943550
www.verify.gov.ky
09 January 2017